EXHIBIT 99
MBT Financial Corp. Announces First Quarter 2009 Results
MONROE, Mich., April 27, 2009 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a first quarter 2009 net loss of $816,000, or $0.05 per diluted share, compared to the profit of $2.6 million, or $0.16 per diluted share in the first quarter of 2008, as the provision for loan losses increased from $1.2 million in the first quarter of 2008 to $4.2 million in the first quarter of 2009.
H. Douglas Chaffin, President and CEO, commented, “The length and depth of this recession is having a significant impact on our customers. The continued weakness in the auto industry, high rates of unemployment, and depressed property values have affected all aspects of our local economy. These conditions continue to hurt our earnings through higher credit costs. However, we believe that the actions we are taking will help us through these times and leave us positioned well for the eventual economic recovery. While we expect these challenges to continue in the near future, we have maintained our position as the premier community bank locally, continuing to serve the credit and banking needs of the communities we serve in southeast Michigan.
Mr. Chaffin further commented on the Company’s earnings for the quarter. “Net Interest Income decreased $240,000 compared to the first quarter of 2008 due to a decrease of $39 million in average earning assets during this period. However, our net interest margin increased from 3.00% to 3.04% as a result of our continued focus on managing our balance sheet to limit interest rate risk. Non interest income decreased $631,000 due to a variety of factors, including an Other Than Temporary Impairment (OTTI) charge in our investment portfolio. Non interest expenses increased $1,464,000, or 15.1%, largely due to substantial increases in credit related expenses, including the write down of some of our Other Real Estate Owned (OREO), and costs of maintaining our OREO properties. Excluding FDIC insurance assessments and credit related expenses, non interest expenses decreased 2.2% compared to last year.
Mr. Chaffin concluded, “Our liquidity remains strong, our capital position is very healthy, our loan loss reserve is at its highest level, and our balance sheet is structured to properly manage our interest rate risk. A number of recent cost saving initiatives will take affect later this year, and will assist our efforts to return to profitability. We believe that there will continue to be a need for community banking and wealth management services in our markets, and we have positioned our company to thrive when economic conditions improve.”
Conference Call
MBT Financial Corp. will hold a conference call to discuss fourth quarter results on Tuesday, April 28, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed by calling (800) 860-2442. The event will be archived on the Company’s web site and available for twelve months following the call.
About the Company
MBT Financial Corp. (NASDAQ: MBTF), a single bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (MBT).
Founded in 1858, MBT is one of the largest community banks in Southeast Michigan, with $1.5 billion in assets. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT’s Wealth Management Group is one of the largest and most respected in Southeastern Michigan.

With 25 offices, 42 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers. Visit MBT’s web site at www.mbandt.com.
Forward-Looking Statements
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION:

H. Douglas Chaffin	John L. Skibski	Mary Jane Town
Chief Executive Officer	Chief Financial Officer	Marketing Officer
(734) 384-8123	(734) 242-1879	(734) 240-2510
doug.chaffin@mbandt.com	john.skibski@mbandt.com	maryjane.town@mbandt.com

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS — UNAUDITED

	Quarterly
	2009	2008	2008	2008	2008
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$10,213	$9,723	$11,086	$11,127	$10,453
FTE Net interest income	$10,565	$10,088	$11,417	$11,463	$10,784
Provision for loan and lease losses	$4,200	$10,000	$4,100	$2,700	$1,200
Non-interest income	$3,331	$3,900	$4,265	$3,858	$3,962
Non-interest expense	$11,162	$8,773	$11,365	$10,163	$9,698
Net income (loss)	$(816)	$(2,997)	$324	$1,718	$2,647
Basic earnings (loss) per share	$(0.05)	$(0.19)	$0.02	$0.11	$0.16
Diluted earnings (loss) per share	$(0.05)	$(0.19)	$0.02	$0.11	$0.16
Average shares outstanding	16,165,841	16,143,902	16,136,402	16,130,806	16,127,047
Average diluted shares outstanding	16,181,966	16,154,652	16,147,152	16,148,006	16,127,047

PERFORMANCE RATIOS
Return on average assets	-0.22%	-0.77%	0.09%	0.45%	0.69%
Return on average common equity	-2.70%	-9.78%	1.04%	5.34%	8.24%

Base Margin	2.89%	2.65%	3.08%	3.05%	2.84%
FTE Adjustment	0.10%	0.10%	0.09%	0.09%	0.09%
Loan Fees	0.05%	0.04%	0.07%	0.07%	0.07%

FTE Net Interest Margin	3.04%	2.79%	3.24%	3.21%	3.00%

Efficiency ratio	69.70%	59.11%	56.66%	61.24%	64.51%
Full-time equivalent employees	383	384	366	384	380

CAPITAL
Average equity to average assets	8.09%	7.83%	8.19%	8.42%	8.36%
Book value per share	$7.21	$7.49	$7.46	$7.52	$7.94
Cash dividend per share	$0.01	$0.09	$0.09	$0.18	$0.18

ASSET QUALITY
Loan Charge-Offs	$1,575	$10,132	$3,954	$2,607	$3,955
Loan Recoveries	$600	$252	$169	$317	$216

Net Charge-Offs	$975	$9,880	$3,785	$2,290	$3,739

Allowance for loan and lease losses	$21,753	$18,528	$18,408	$18,093	$17,683

Nonaccrual Loans	$50,437	$47,872	$34,892	$38,115	$37,814
Loans 90 days past due	$864	$93	$119	$109	$94
Restructured loans	$4,901	$5,811	$6,685	$6,023	$1,679

Total non performing loans	$56,202	$53,776	$41,696	$44,247	$39,587
Other real estate owned & other assets	$23,627	$19,211	$17,893	$18,065	$15,819

Total non performing assets	$79,829	$72,987	$59,589	$62,312	$55,406
Problem Loans Still Performing	$75,127	$63,935	$56,156	$41,188	$40,521

Total Problem Assets	$154,956	$136,922	$115,745	$103,500	$95,927

Net loan charge-offs to average loans	0.42%	4.08%	1.54%	0.93%	1.51%
Allowance for losses to total loans	2.35%	1.97%	1.88%	1.83%	1.78%
Non performing loans to gross loans	6.08%	5.71%	4.25%	4.47%	3.99%
Non performing assets to total assets	5.37%	4.67%	3.96%	4.04%	3.56%
Allowance to non performing loans	38.71%	34.45%	44.15%	40.89%	44.67%

END OF PERIOD BALANCES
Loans and leases	$923,919	$941,732	$981,038	$989,839	$991,402
Total earning assets	$1,363,015	$1,434,098	$1,383,659	$1,421,653	$1,435,370
Total assets	$1,486,405	$1,562,401	$1,505,709	$1,542,747	$1,555,450
Deposits	$1,066,886	$1,136,078	$1,080,194	$1,065,770	$1,095,605
Interest Bearing Liabilities	$1,232,573	$1,282,993	$1,234,705	$1,267,718	$1,286,289
Shareholders’ equity	$116,647	$120,977	$120,413	$121,348	$128,081
Total Shares Outstanding	16,178,121	16,148,482	16,139,538	16,132,513	16,128,321

AVERAGE BALANCES
Loans and leases	$934,766	$963,445	$980,466	$992,618	$998,060
Total earning assets	$1,405,306	$1,436,265	$1,398,768	$1,432,923	$1,444,037
Total assets	$1,513,321	$1,557,430	$1,505,823	$1,536,884	$1,545,048
Deposits	$1,100,982	$1,144,238	$1,076,734	$1,076,046	$1,109,664
Interest Bearing Liabilities	$1,258,040	$1,297,202	$1,245,873	$1,273,052	$1,283,990
Shareholders’ equity	$122,377	$121,969	$123,355	$129,353	$129,175

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Quarter Ended March 31,
Dollars in thousands (except per share data)	2009	2008

Interest Income
Interest and fees on loans	$13,600	$16,428
Interest on investment securities-
Tax-exempt	877	815
Taxable	4,500	4,956
Interest on balances due from banks	15	—
Interest on federal funds sold	—	1

Total interest income	18,992	22,200

Interest Expense
Interest on deposits	5,524	7,491
Interest on borrowed funds	3,255	4,256

Total interest expense	8,779	11,747

Net Interest Income	10,213	10,453
Provision For Loan Losses	4,200	1,200

Net Interest Income After
Provision For Loan Losses	6,013	9,253

Other Income
Income from wealth management services	914	1,127
Service charges and other fees	1,356	1,526
Net gain (loss) on sales of securities	(163)	25
Origination fees on mortgage loans sold	109	193
Bank Owned Life Insurance income	369	355
Other	746	736

Total other income	3,331	3,962

Other Expenses
Salaries and employee benefits	5,434	5,582
Occupancy expense	914	995
Equipment expense	848	828
Marketing expense	242	241
Professional fees	458	469
Net loss on other real estate owned	1,021	35
Other	2,245	1,548

Total other expenses	11,162	9,698

Income (Loss) Before Income Taxes	(1,818)	3,517
Income Tax Expense (Benefit)	(1,002)	870

Net Income (Loss)	$(816)	$2,647

Basic Earnings (Loss) Per Common Share	$(0.05)	$0.16

Diluted Earnings (Loss) Per Common Share	$(0.05)	$0.16

Dividends Declared Per Common Share	$0.01	$0.18

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31,
Dollars in thousands	(Unaudited)	2008

Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	15,390	24,463
Interest bearing	6,809	26,323

Total cash and cash equivalents	22,199	50,786

Securities — Held to Maturity	41,524	46,840
Securities — Available for Sale	377,677	406,117
Federal Home Loan Bank stock — at cost	13,086	13,086
Loans held for sale	1,478	784
Loans — Net	900,688	922,420
Accrued interest receivable and other assets	51,247	43,973
Bank Owned Life Insurance	45,857	45,488
Premises and Equipment — Net	32,649	32,907

Total assets	$1,486,405	$1,562,401

Liabilities
Deposits:
Non-interest bearing	$125,813	$144,585
Interest-bearing	941,073	991,493

Total deposits	1,066,886	1,136,078

Federal Home Loan Bank advances	261,500	261,500
Repurchase agreements	30,000	30,000
Interest payable and other liabilities	11,372	13,846

Total liabilities	1,369,758	1,441,424

Shareholders’ Equity
Common stock (no par value)	436	321
Retained Earnings	121,919	122,896
Accumulated other comprehensive income	(5,708)	(2,240)

Total shareholders’ equity	116,647	120,977

Total liabilities and shareholders’ equity	$1,486,405	$1,562,401